Exhibit 23.3

                      Consent of Ryder Scott Company, L.P.

     We have issued our report dated December 31, 2000, accompanying the "Estimated Future Reserves and Income Attributable to Certain Leasehold Interests (SEC Case)" of TransMeridian Exploration, Inc. and Subsidiaries included in its Registration Statement dated May 14, 2001. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption "Independent Petroleum Engineers."

/s/ Ryder Scott Company, L.P.

Houston, Texas
May 9, 2001